Preliminary Offering Circular dated December 31, 2022

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

BLACK UNICORN FACTORY

$20,000,000

20,000,000 SHARES OF COMMON STOCK

$1.00 PER SHARE

This is the public offering of securities of BLACK UNICORN FACTORY(“the Company”), a California corporation. We are offering 20,000,000 of our no-par value common stock ("Common Stock"), at an offering price of $1.00 per share (the "Offered Shares") by the Company. This Offering will terminate on twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the "Termination Date"). The minimum purchase requirement per investor is 100 Shares ($100.) however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 4 of this Offering Circular.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

Our Common Stock is NOT traded in any stock market or national securities exchange.

Investing in our Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 4 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Per Share	Total Maximum
Public Offering Price (1)(2)(4)	$1.00	$20,000,000
Underwriting Discounts and Commissions (3)	$0.00	$0
Proceeds to Company	$1.00	$20,000,000

(1)We are offering shares on a continuous basis. See “Plan of Distribution.”

(2)This is a self-directed, “best-efforts” offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best-efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into a accounts receivable management account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “Procedures for Subscribing”

(3) We are offering these securities without an underwriter.

(4)Excludes estimated total offering expenses, including underwriting discount and commissions, will be approximately $17,000 assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of $1.00 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

No Escrow

The proceeds of this offering will not be placed into an accounts receivables escrow account. We will offer our Common Stock on a best-efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the accounts receivable management account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. Securities issued for services will be based on such services having the fair market value equivalent to the securities issued at this offering price. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Sale of these shares will commence within two calendar days of the qualification date, and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a self-directed, “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

No sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The date of this Offering Circular is __, 2022.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to "BLACK UNICORN FACTORY", "we", the "Company", "our" and "us" refer to the activities of and the assets and liabilities of the business and operations of BLACK UNICORN FACTORY

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING OPINIONS

Some of the opinions under "Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere in this Offering Circular constitute forward-looking opinions. Forward-looking opinions relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking opinions by terms such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "potential", "should", "will" and "would" or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking opinions. The cautionary opinions set forth in this Offering Circular, including in "Risk Factors" and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•The speculative nature of the business we intend to develop.

•Our reliance on suppliers and customers.

•Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a "going concern;"

•Our ability to effectively execute our business plan.

•Our ability to manage our expansion, growth and operating expenses.

•Our ability to finance our businesses.

•Our ability to promote our businesses.

•Our ability to compete and succeed in highly competitive and evolving businesses.

•Our ability to respond and adapt to changes in technology and customer behavior; and

•Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking opinions in this Offering Circular are based on our beliefs, assumptions, and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking opinions will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking opinions.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the "Risk Factors" section of this Offering Circular, before making an investment decision. Some of the opinions in this Offering Circular are forward-looking opinions. See the section entitled "Cautionary Statement Regarding Forward-Looking Opinions."

Company Information

The Company, sometimes referred to herein as "we," "us,” “our," and the "Company" and/or " BLACK UNICORN FACTORY” was incorporated on July 7th, 2020, in the State of California . Our fiscal year-end date is December 31. Our objective is to build a Business Development Accelerator Crowdsourcing Network.

BLACK UNICORN FACTORY offices are located at 5777 Century Blvd suite 1110-106, Los Angeles, CA. 90045. The Company so far has not set up a website, but plan to set up one soon. Our telephone number is 310-362-6999, our Email address is info@blackunicornfactory.com.

We do plan to incorporate the information on an accessible website (to be set up soon) into this Offering Circular, and you should consider any information on, or that can be accessed through, our website to be a part of this Offering Circular.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company's earnings, capital requirements and other factors.

Trading Market

Our Common Stock does not trade on any market or national securities exchange.

SUMMARY OF THE OFFERING

Issuer	BLACK UNICORN FACTORY

Securities Offered:	Up to 20,000,000 shares of the Company’s Common Stock.

Offering Price:	$1.00 per share.

Offering Period:	For one year from the date of this prospectus, unless extended by the Company for an additional 90 days in its sole discretion.

Proceeds to the Company:	Assuming the following percentages of Common Stock sold in the offering, the Company will receive the following proceeds:
	% of Common Stock Sold	Gross Proceeds
	25%	$5,000,000
	50%	$10,000,000
	75%	$15,000,000
	100%	$20,000,000

There is no guarantee that the Company will make any sales of our Securities and receive any proceeds from this offering. The Company estimates the expenses of this offering will be approximately $17,000, which shall be deducted from the gross proceeds received in the offering.

Use of Proceeds:

We will use the net proceeds, for which there is no guarantee of receipt, of this offering to set up a Business Development Accelerator for processing Business Development Growth Acceleration and deposits or capturing locations to be processed and for working capital purposes (see “Use of Proceeds” on page 13).

Common Stock Outstanding Prior to the Offering:	27,386,355 shares of Class Common Stock.
Shares of Common stock have super voting rights giving each share of 1 vote for all matters on which the holders of Common Stock vote.

Common Stock Outstanding After the Offering:	47,386,355 of Common Stock assuming all of the shares of Common Stock offered in this prospectus are sold, which will represent approximately 15.10% of the outstanding voting stock of the Company.

Trading Symbol:

There is currently no public market for our Common Stock. Assuming we have a successful offering, we plan to have our shares of Common Stock quoted on the New York American Stock Exchange. To be quoted on the New York American Stock Exchange, broker/dealer must apply to make a market in our Common Stock. We do not have any agreement s or understanding with any market maker and to file an application on our behalf and there is no guarantee that a market maker will file an application on our behalf.

Risk Factors:	Investing in our Common Stock involves a high degree of risk. Please refer to the sections “Risk Factors” and “Dilution” before making an investment in our Common Stock.

SUMMARY FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements and Notes thereto, included elsewhere in this prospectus.

For the Period from July 7, 2021 through Dec 31, 2022
Statement of Operations

Revenues	$5,659,135
Cost of Revenues	$595,125
General and Administrative Expenses	$47,428
Total Operating Expenses	$595,125
Other Income	$-0-
Net Loss	$863,292

As of Dec 31, 2022
Balance Sheet Data

Cash	$4,963,178
Total Assets	$8,987,562
Total Liabilities	$969,318
Stockholders’ Equity	$11,124,786

RISK FACTORS

______

The following is only a brief summary of the risks involved in investing in our Company. Investment in our Securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Disclosure Document. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Document, including statements in the following risk factors, constitute "Forward-Looking Opinions."

Risks Related to this Offering

Prospective investors must undertake their own due diligence

Prospective investors are being provided with limited information regarding our company, our current and future business and operations, our management, and our financial condition. While we believe the information contained in this Offering Memorandum, including its exhibits, is accurate, such documents are not meant to contain an exhaustive discussion regarding the company. We cannot guarantee a prospective investor that the abbreviated nature of this Offering Memorandum will not omit to state a material fact which a prospective investor may believe to be an important factor in determining if an investment in the Shares is appropriate for such investor. As a result, prospective investors are required to undertake their own due diligence of the company, our current and proposed business and operations, our management and our financial condition to verify the accuracy and completeness of the information we are providing in this Offering Memorandum. This investment is suitable only for investors who have the knowledge and experience to independently evaluate our company, our business, and prospects.

We are depended upon the proceeds of this offering to provide funds to develop our business. Because this is a best effort offering there are no assurances, we will raise sufficient capital to enable us to develop our business

We are dependent upon the proceeds from this offering to provide funds for the development of our business. If we sell less than all of the Shares offered hereby, we will have significantly less funds available to us to implement our business strategy, and our ability to generate any revenues may be adversely affected. While this offering seeks to raise a portion of the capital we will need, this is a best efforts offering with no minimum and there are no assurances we will sell all or any portion of the Shares offered hereby. Even if we sell all of the Shares offered hereby, we cannot guarantee prospective investors that we will ever generate any significant revenues or report profitable operations, or that our revenues will not decline in future periods. We do not have any firm commitments to provide capital and we anticipate that we will have certain difficulties raising capital given the development stage of our company, and the lack of a public market for our securities. Accordingly, we cannot assure you that additional working capital as needed will be available to us upon terms acceptable to us. If we do not raise funds as needed, our ability to continue to implement our business model is in jeopardy and we may never be able to achieve profitable operations. In that event, our ability to continue as a going concern is in jeopardy and you could lose all of your investment in our company.

There is no public market for our shares

There is no public market for the Shares, and there are no assurances a public market will ever be established. Accordingly, an investment in the Shares should be considered illiquid.

Our management has full discretion as to the use of proceeds from this offering

We presently anticipate that the net proceeds from this offering will be used the purposes set forth under “Use of Proceeds” appearing elsewhere in this Offering Memorandum. We reserve the right, however, to use the net proceeds from this offering for other purposes not presently contemplated which we deem to be in our best interests in order to address changed circumstances and opportunities. As a result of the foregoing, purchasers of the Shares offered hereby will be entrusting their funds to our management, upon whose judgment and discretion the investors must depend, with only limited information concerning management's specific intentions.

RISK FACTORS

Risks Relating to Our Business

Our lack of business diversification could cause you to lose all or some of your Sweat Equity Investment if we are unable to generate revenues from our primary services.

Our lack of business diversification could cause you to lose all or some of your time or effort Invested. if we are unable to generate revenues since we do not expect to have any other lines of business or alternative revenue sources.

We have a limited operating history with which you can evaluate our business.

We have only recently begun efforts to commercialize our business. We are a brand-new company with no operating history, which may make it difficult for investors to evaluate our business model and to assess our future viability. We are a newly formed company with no operating history upon which an evaluation of our past performance and future prospects can be made. Our operations to date have been limited to organizing the Company, identifying, and assembling our Board of Advisors, engaging in activities related to financings, including this Offering, and beginning the search for appropriate portfolio companies. There is no assurance that we can execute our business strategy successfully or that we will ever be profitable.

Companies without material revenues are subject to a substantially greater number of risks than companies that have demonstrated an ability to market their products or services and generate material sales from these products or services. In addition, our prospects must be considered in light of the risks and uncertainties encountered by the companies in the early stages of development in new and rapidly evolving markets. These risks include our ability to:

•Acquire and retain commercial clients.

•Build awareness and acceptance of our brand name.

•Extend existing and develop new strategic partner relationships.

•Access additional capital when required.

•Attract and retain key personnel.

Our business strategy may not be successful, and we may not successfully address these and other risks and uncertainties related to our limited operating history.

If we cannot manage our growth effectively, we may not be able to remain operational.

If we are able to market our services effectively, we will experience significant growth in our business and require a substantial increase in our infrastructure and number of employees. Businesses which grow rapidly often have difficulty managing their growth. We cannot assure you that our management will be able to manage our growth effectively or successfully. Our failure to meet these challenges could affect the future viability of our business.

We have not prepared audited financial statements which may assist you in reviewing our financial condition.

Because we only have had limited operations, we have elected not to spend money in order to prepare audited financial statements. Because the financial statements included in this Memorandum have not been audited by independent accountants, it is possible that the accounting treatment we elected may be inappropriate.

We may require additional capital that may not be available in the future.

If we cannot achieve sufficient cash flows from operation, we will require additional financing. We do not know if additional financing will be available to us on terms that we find acceptable. If financing is not available, we may have to sell, suspend or terminate our operations.

We cannot assure you that we will meet forecasts.

This Memorandum contains a number of forward-looking opinions which are based upon management’s good faith belief and upon assumptions which management expects are accurate. Often some or all of the assumptions behind forecasts prove to be incorrect. We cannot assure you that we will meet our forecasts.

Our business strategy depends in large part on our ability to purchase controlling equity stakes in early-stage companies at a reasonable price

Our business model requires us to own and hold in most cases a controlling equity position in promising early-stage companies with a developed service or product, at least one customer and two to three years of business activities. There are no assurances that we can identify targets that fit these target investment criteria, and even if we can, that any of the possible transactions under review by us will be concluded successfully. We plan to actively pursue disruptive entrepreneurs and make investments shortly after the Offering. However, there are no assurances that we will be able to do so, or if so, at an attractive valuation.

We may invest in one or more target companies that have existing relationships with entities affiliated with our officers, advisors and existing stockholders which may raise potential conflicts of interest

Our Chief Executive Officer, Mr. Stewart , has not been active in the capital markets. Though companies as well as in their individual capacities, have existing relationships with numerous private companies. In light of their involvement and that of our advisors and existing stockholders with other entities in the private market, the Company may decide to invest in one or more companies affiliated with the Company’s officers, advisors or stockholders. Even though the Company plans to obtain evaluation input from an independent investment banking firm or another independent third party that commonly renders valuation opinions, potential conflicts of interest may still exist, and as a result, the terms of the investment may not be as advantageous to the Company’s public stockholders as they would be absent any conflicts of interest. See “Interest of Management and Others in Certain Transactions.”

We may never generate sufficient income to become profitable

Our ability to become profitable will depend, among other things, upon our ability to successfully identify, evaluate, and purchase a controlling stake in promising early-stage companies at a fair price, and later to monetize that stake. Even if we are able to successfully do these and other things that are within our control, there are a lot of factors beyond our control that could impact our ability to generate income or cash flows or be profitable, including those discussed in these risk factors. In addition, there are numerous risks and uncertainties associated with investing in early-stage companies. Notwithstanding our mentorship and value-added services, there are no assurances that these early-stage companies will succeed or can execute a successful exit strategy. We are unable to predict when or whether we will be able to achieve or maintain profitability. We have no history or track record to demonstrate, and we can make no assurances that our business model will be successful. Consequently, it will be difficult for anyone to predict our future success, performance or viability.

Our business model may require us to have higher operational costs than other business incubators or accelerators.

We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Therefore, in most cases, we will invest and hold a controlling stake in early-stage operating companies and these companies will become majority-owned portfolio companies of ours as a result. While we will likely hold minority equity positions in some of our portfolio companies, we plan to invest in, hold or own such “investment securities” representing not more than 40% of our total assets on an unconsolidated basis, excluding cash and government securities at any time (the “40% asset test”). Our business model requires us to develop and implement robust internal procedures to track valuations of our operating portfolio companies on an ongoing basis so as not to fail the 40% asset test and be deemed an “investment company” under the Investment Company Act. Some of these robust internal procedures will include:

•assessing and managing material risks associated with fair value determinations of our assets.

•selecting, applying, and testing fair value methodologies;

•overseeing and evaluating any pricing services used.

•adopting and implementing policies and procedures; and

•maintaining certain records deemed necessary for period-to-period comparisons.

Our operating costs may be higher than those of typical business incubators and business accelerators without similar procedures. In the event that outside financial, appraisal, valuation or pricing services are engaged, we will incur additional expenses.

We also do not plan to charge our majority-owned portfolio companies the cost of administration of our value-added services such as, employee health and dental insurance, corporate legal and accounting assistance, office and conference space and the like. Instead, we will bear such costs of administration which could cause our operating costs to be higher than they otherwise would be.

Our integrity and accountability standards may negatively affect our bottom-line results

A core tenet of our business model is to advance diversity and inclusion. We will seek to become a “Certified B Corporation,” balancing purpose and profit, considering the impact of our decisions on our employees, customers, suppliers, community, and the environment, and becoming part of a community of leaders that uses business as a force for good. However, there can be no assurances that we will be successful in implementing this strategy or in reaching the status of a “Certified B Corporation” at any time. We believe that more and more companies are signing on to similar underlying operating principles. However, there is no evidence at this time that investors will derive any direct benefits from our status as a “Certified B Corporation.” In our pursuit of protecting the environment and our communities, contributing to a world with less inequality and poverty, better health, greater human connections and more jobs with purpose and dignity, we may make decisions that may be incrementally more expensive to implement, and that may make it difficult for investors to compare us with our competitors that are pursuing bottom-line-only business strategies.

We are not an investment company will not divert our attention to a costly host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us.

If we fail to raise the funds we need to make acquisitions, or fail to become profitable or are unable to sustain profitability on a continuing basis, then we will need to significantly delay, scale back or discontinue the anticipated levels of our acquisitions and operations.

Even if this Offering is successful, we may need to raise additional capital to make additional acquisitions. If planned operating levels are changed, higher operating costs are encountered, more time is needed to implement the plan, or less funding than anticipated is received, additional funds may be required to execute our business plan. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may be forced to curtail our acquisitions, or significantly delay, scale back or discontinue our operations. If we raise additional funds through the issuance of additional equity or debt securities, it could result in dilution to our existing investors or fixed payment obligations that could reduce our ability to fund our other operations. Furthermore, these securities may have rights senior to your Shares and could contain covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt. Any of these events could significantly harm our business, financial condition and prospects. There is no minimum offering amount for this Offering, and therefore no guarantee that we will be able to make meaningful investments from the amount raised, or even cover the costs of this Offering.

Our business may be adversely affected by competitive market conditions and we may not be able to adapt our business strategy to a changing economy during a global pandemic.

We face competition with business incubators, business accelerators, angel investors, venture capital funds and other capital providers. Companies may give more time and attention to other potential investors which are better funded or better known, or have a longer operational history than us. There are no assurances that any of the possible transactions under review by us will be concluded successfully. Even if we are successful in making the investment, competition may compel us to pay prices that are higher than what would otherwise be the case. Success of our business strategy will also depend on our ability to anticipate and keep up with technological developments in the digital world and the changing economy during a global pandemic. If we are unable to implement our strategy successfully or properly react to changes in market conditions, our financial condition, results of operations and cash flows could be adversely affected.

The novel coronavirus (COVID-19) pandemic and the concurrent economic slowdown may have an unexpected effect on our business, financial condition, and results of operations.

In March 2020, the World Health Organization declared COVID-19 a global pandemic, and governmental authorities around the world have implemented measures to reduce the spread of COVID-19. These measures have adversely affected workforces, customers, supply chains, consumer sentiment, economies, and financial markets, and, along with decreased consumer spending, have led to an economic downturn across many global economies.

The COVID-19 pandemic has rapidly escalated in the United States, creating significant uncertainty and economic disruption, and leading to record levels of unemployment nationally. Numerous state and local jurisdictions have imposed, and others in the future may impose, shelter-in-place orders, quarantines, shut-downs of non-essential businesses, and similar government orders and restrictions on their residents to control the spread of COVID-19. Such orders or restrictions have resulted in temporary facility closures, work stoppages, slowdowns, and travel restrictions, among other effects, thereby adversely impacting our operations. In addition, we expect to be affected by a downturn in the U.S. economy, which could have an adverse impact on our ability to make acquisitions and may have a significant impact on our business operations and financial results.

The extent to which COVID-19 ultimately impacts our business, financial condition and results of operations will depend on future developments, which are highly uncertain and unpredictable, including new information which may emerge concerning the severity and duration of the COVID-19 outbreak and the effectiveness of actions taken to contain the COVID-19 outbreak or treat its impact, among others. Additionally, the extent to which COVID-19 ultimately impacts our operations will depend on a number of factors, many of which will be outside of our control. The COVID-19 outbreak is evolving, and new information emerges daily; accordingly, the ultimate consequences of the COVID-19 outbreak cannot be predicted with certainty.

Risks Relating to Our Management

Our executive officers may significantly influence matters to be voted on and their interests may differ from, or be adverse to, the interests of our Sweat Equity Investors.

The Company’s executive officers control 100% of our outstanding common stock prior to this Offering. Accordingly, the Company’s executive officers possess significant influence over the Company on matters submitted to the stockholders for approval, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. This amount of control gives them substantial ability to determine the future of our Company, and as such, they may elect to close the business, change the business plan or make any number of other major business decisions without the approval of Sweat Equity Investors. The interest of our majority stockholder may differ from the interests of our Sweat Equity Investors and could therefore result in decisions that are adverse to Sweat Equity Investors.

We will have broad discretion to use the proceeds and you will have no ability to control or approve our use of the proceed.

We expect to use financial proceeds for general corporate purposes and to sustain our continued operations. Our management will have broad discretion in utilizing the proceeds and may use the proceeds in ways with which you and our other Sweat Equity Investors may disagree. We may not be able to use our funds effectively, which would adversely affect our financial condition.

If we lose the services of our key personnel or are unable to attract qualified staff, our business could be adversely affected.

Our future success is substantially dependent upon the performance, contributions and expertise of our senior management team. In addition, we are depending on our ability to attract and retain qualified management and operating staff. A departure of any of the members of senior management or any other key executive and decline in our inability to attract and retain qualified personnel in the future could have a material adverse effect on our business.

We are dependent on certain key personnel and the loss of these key personnel could have a material adverse effect on our business, financial condition, and results of operations.

Our success is, to a certain extent, could be attributable to the management, sales and marketing, and operational expertise of key personnel, that we currently have and may hire and will perform key functions in the operation of our business. The loss of one or more of these key employees could have a material adverse effect upon our business, that could result in our financial condition, and the results of operations to be adversely impacted.

We face increasing competition from other established companies, small enterprises, and other organizations that have far greater resources and brand awareness than we have.

A significant number of established businesses, including major mining companies and their affiliates, and other organizations have entered or are planning to enter the Business Development Accelerator mining and processing business. Many of these current and potential competitors have substantially greater financial, marketing, research and other resources than we have. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of our company, and might ultimately affect the potential market price of our stock. Conversely, this concentration may facilitate a change in control at a time when you and other investors may prefer not to sell.

Our financials are not independently audited, which could result in errors and/or omissions in our financial statements if proper standards are not applied.

We are not required to have our financials audited by a certified Public Company Accounting Oversight Board (“PCAOB”). As such, our accountants do not have a third party reviewing the accounting. Our accountants may also not be up to date with all publications and releases put out by the PCAOB regarding accounting standards and treatments. This could mean that our unaudited financials may not properly reflect up to date standards and treatments resulting misstated financial statements.

Our management has a limited experience operating a public company and are subject to the risks commonly encountered by early-stage companies.

Although our management has experience in operating small companies, current management has not had to manage expansion while being a public company. Many investors may treat us as an early-stage company. In addition, management has not overseen a company with large growth. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

•risks that we may not have sufficient capital to achieve our growth strategy.

•risks that we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements.

•risks that our growth strategy may not be successful; and

•risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly harmed.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

•Establish definitive business strategies, goals and objectives.

•Maintain a system of management controls; and

•Attract and retain qualified personnel, as well as develop, train, and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition, or operating results could be materially harmed, and our stock price may decline.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

In the future we may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business

We plan to become a public company soon after this offering and expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $50,000 annually to maintain the proper management and financial controls for our filings required as a public reporting company that we hope to become soon after this offering. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

We may not pay dividends in the future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreement with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

A reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be adversely affected by a reverse stock split given the reduced number of shares that will be outstanding following a reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split.

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $1.07 billion as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding year period.

Notwithstanding the above, we are also currently a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Statements Regarding Forward-looking Opinions

______

This Disclosure Statement does not and will not contains  "forward-looking opinions." You can identify forward-looking opinions by the use of forward-looking terminology such as "believes," "expects," "may," "will," "would," "could," “should," "seeks," "approximately," "intends," "plans," "projects," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking opinions by discussions of strategy, plans or intentions. These opinions may be impacted by a number of risks and uncertainties.

The forward-looking opinions are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking opinions. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled "Risk Factors."

PLAN OF DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Pricing of the Offering

Prior to the Offering, there has been no public market for the Offered Shares. The initial public offering price was determined by the management. The principal factors considered in determining the initial public offering price include:

•the information set forth in this Offering Circular and otherwise available.

•the history of our management and consultants and the history of and prospects for the industry in which we compete.

•our projected financial performance.

•our prospects for future earnings and the present state of our development.

•the general condition of the securities markets at the time of this Offering.

•the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•other factors deemed relevant by us.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 1, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an "accredited investor" as defined under Rule 501 of Regulation D under the Securities Act (an "Accredited Investor"). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years and have a reasonable expectation of reaching the same income level in the current year.

(ii)You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth).

(iii)You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer.

(iv)You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000.

(v)You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the "Investment Company Act"), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor.

(vii)You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate on the Termination Date.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

1.Electronically receive, review, execute and deliver to us a subscription agreement; and

2.Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreement s are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser's revenue or net assets (as of the purchaser's most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase offered Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company's satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best-efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

USE OF PROCEEDS

The following Table shows how we will use our proceeds from our shares being offered (after our estimated offering expenses of $17,000) the Company will receive if:

If 25% of the Shares offered are sold:

If 50% of the Shares offered are sold:

If 75% of the Shared offered are sold:

If 100% of the Shares offered are sold:

These estimates are presented for illustrative purposes only and the actual amount of proceeds received may differ. As there is no minimum offering, we cannot estimate how much in proceeds we will receive from the sale of the shares of our Common Stock offered hereby. There is no guarantee that the Company will receive any proceeds from this offering.

	Sale of	Sale of	Sale of	Sale of
	5,000,000	10,000,000	15,000,000	20,000,000
	Shares	Shares	Shares	Shares
Use of Proceeds	25%	50%	75%	100%
Gross proceeds	$5,000,000	$10,000,000	$15,000,000	$20,000,000
Offering expenses (1)	$17,000	$17,000	$17,000	$17,000
Net proceeds	$4,983,000	$9,983,000	$14,983,000	$19,983,000
Crowdsourcing Network (2)	$0	$3,000,000	$5,000,000	$5,000,000
Working capital (3)	$4,983,000	$6,983,000	$9,983,000	$14,983,000
Total Funds Remaining	$0	$0	$0	$0

(1)Offering expenses include legal, accounting, SEC filing fees and costs, EDGAR fees, blue sky, transfer agent fees and other direct costs associated with this offering. We expect to pay the offering costs from cash on hand and the proceeds of this offering.

(2)Our cost estimations are based on the research we have done via the Internet and the meetings/discussions we’ve undertaken with some experienced management in the industry that we may partner with to manage the business.

(3)Includes funds for general overhead and operating expenses, as well and fees and costs associated with an application to list our Common Stock on a major stock exchange.

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only 75%, or 50%, or 25% of the shares offered for sale in this offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our operations and any expansion, leaving us with the working capital reserve indicated.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

Use of Working Capital and Revenue Generation

There is no assurance that we will be able to raise any funds from this offering as we are conducting this offering on a “best-efforts” basis.

25% of the Shares of Common Stock Offered

If we only sell 25% of the shares of Common Stock that we are offering, we plan to use all the funds as working capital and raise.

We expect to get $5,000,000 selling 25% of the offering and after deducting $17,000 of expenses we plan to net $4,983,000. We do not expect any revenue until we build a sufficient crowdsourced network. We budgeted our total annual expenses under this scenario including the compensation for experts in the industry we plan to recruit to help us build a Crowdsourcing. Thus, we believe $4,983,000 of working capital to allow us stay in business for approximately 7 years and 3 months.

50% of the Shares of Common Stock Offered

If we sell 50% of the shares of Common Stock that we are offering, we plan to use part of the funds to buy land to build our Crowdsourcing Network and use the rest as working capital and raise additional funds through another offering or through loans to build the Crowdsourcing Network (Crowdsourcing Network). We expect to get $10,000,000 selling 50% of the offering and after deducting $17,000 of expenses we plan to net $9,983,000. We do not expect any revenue until we build the Crowdsourcing Network. We plan to use $3,000,000 to buy land and begin building the Crowdsourcing Network. We budgeted our total annual expenses under this scenario including the compensation for experts in the industry we plan to recruit to help us build a Crowdsourcing Network and help us getting additional funding to be about $1,032,000. Thus, we believe $6,983,000 of working capital to allow us stay in business for approximately 6 years and 7 months.

75% of the Shares of Common Stock Offered

If we sell 75% of the shares of Common Stock that we are offering, we plan to use part of the funds to buy land to build our Crowdsourcing Network and begin building the Crowdsourcing Network and use the rest as working capital and raise additional funds through another offering or through loans to build the Crowdsourcing Network. We expect to get $15,000,000 selling 75% of the offering and after deducting $17,000 of expenses we plan to net $14,983,000. We do not expect any revenue until we build the Crowdsourcing Network. We plan to use $5,000,000 for marketing and compensation. We budgeted our total annual expenses under this scenario including the compensation for experts in the industry we plan to recruit to help us build a Crowdsourcing Network and help us getting additional funding to be about $1,692,000. Thus, we believe $9,983,000 of working capital to allow us stay in business for approximately 5 years and 9 months.

100% of the Shares of Common Stock Offered

If we sell 100% of the shares of Common Stock that we are offering, we plan to use part of the funds to buy land to build our Crowdsourcing Network and begin building the Crowdsourcing Network and use the rest as working capital and raise additional funds through another offering or through loans to build the (Crowdsourcing Network). We expect to get $20,000,000 selling 100% of the offering and after deducting $17,000 of expenses we plan to net $19,983,000. We do not expect any revenue until we build the Crowdsourcing Network. We plan to use $5,000,000 to market and build a vast Network of Crowdsourcers. We budgeted our total annual expenses under this scenario including the compensation for experts in the industry we plan to recruit to help us build a Crowdsourcing Network and help us getting additional funding to be about $2,400,000. Thus, we believe $14,983,000 of working capital to allow us stay in business for approximately 6 years and 2 months.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share of common equity immediately after completion of this offering. Net tangible book value is the amount that results from subtracting our total liabilities and intangible assets from our total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares of Common Stock being offered. Dilution of the value of the shares of Common Stock you purchase is also a result of the lower net tangible book value of the shares held by our existing shareholders.

As of December 31, 2022 the net tangible book value of our shares of common equity, which includes our Common Stock was approximately $26.40 based upon combined outstanding shares of 2,488,000 Common Stock and 11,000,000 shares of common stock. The following table provides information regarding:

•the net tangible book value per share of common equity before and after this offering.

•the amount of the increase in the net tangible book value per share of common equity attributable to the purchase of the shares of Common Stock being offered hereby; and

•the amount of the immediate dilution from the public offering price which will be absorbed by purchasers in this offering.

The following table presents information assuming the sale of:

•25% of the shares offered hereby.

•50% of the shares offered hereby.

•75% of the shares offered hereby.

•100% of the shares offered hereby.

These four dilution scenarios below are presented for illustrative purposes only and the actual amount of dilution to purchasers in this offering may differ based upon the number of shares of Common Stock sold in this offering.

	Sale of	Sale of	Sale of	Sale of
	5,000,000	10,000,000	15,000,000	20,000,000
	Shares (25%)	Shares (50%)	Shares (75%)	Shares (100%)
Assumed Initial Public Offering price per share	$1.00	$1.00	$1.00	$1.00
Net tangible book value per share of common equity as of December 31, 2020	$0.0005	$0.0005	$0.0005	$0.0005
Increase in net book value per share of common equity due to offering	$0.2694	$0.4248	$0.5257	$0.5964
Proforma Net tangible book value per share of common equity after offering	$0.2699	$0.4253	$0.5262	$0.5969
Dilution per share to investors purchasing shares of Common Stock in this offering.	$0.7301	$0.5747	$0.4738	$0.4031

The following table sets forth on a pro forma basis, at December 31, 2022, the number of shares of common stock purchased or to be purchased from us, the total consideration paid or to be paid and the average price per share paid or to be paid by existing holders of common stock and by the new investors, if 25%, 50%, 75% or 100% of the shares issued are sold, before deducting estimated offering expenses payable by us.

	Shares purchased		Total Consideration		Average
Sale of 5,000,000 shares (25%)	Number	Percent	Amount	Percent	Price per share
Existing stockholders	13,488,000	72.96%	$7,203	0.14%	$0.0005
New investors	5,000,000	27.04%	$5,000,000	99.86%	$1.00
Total	18,488,000	100.00%	$5,007,203	100.00%	$0.2708
Sale of 10,000,000 shares (50%)
Existing stockholders	13,488,000	57.43%	$7,203	0.07%	$0.0005
New investors	10,000,000	42.57%	$10,000,000	99.93%	$1.00
Total	23,488,000	100.00%	$10,007,203	100.00%	$0.4261
Sale of 15,000,000 shares (75%)
Existing stockholders	13,488,000	47.35%	$7,203	0.05%	$0.0005
New investors	15,000,000	52.65%	$15,000,000	99.95%	$1.00
Total	28,488,000	100.00%	$15,007,203	100.00%	$0.5268
Sale of 20,000,000 shares (100%)
Existing stockholders	13,488,000	40.28%	$7,203	0.04%	$0.0005
New investors	20,000,000	59.72%	$20,000,000	99.96%	$1.00
Total	33,488,000	100.00%	$20,007,203	100.00%	$0.5974

BUSINESS

OVERVIEW OF BLACK UNICORN FACTORY

BLACK UNICORN FACTORY is an Equity Crowdsourcing Network similar to a online employment agency. Individuals from around the world can work virtually, completely online for companies, and be compensated for their work in equity. We are similar to crowdsourcing networks such as Mechanical Turk( owned by Amazon.com ), Clickworkers and Micro workers.com. These platforms employ millions of virtual or remote independent contract workers from around the world.

BLACK UNICORN FACTORY has a Subscription-Based Model. Essentially, those who sign up to work for us will sign an online subscription contract that says they will work with us for a year.

Equity crowdfunding has emerged as a new landscape for financing ideas and innovations. On online crowdfunding platforms individuals, institutions or professional investors come together to fund creative projects, social projects or businesses. Equity crowdfunding is providing the general public access to investing in innovative companies.

As an Equity Crowdsourcing Network, BLACK UNICORN FACTORY makes it easier for individuals and businesses to outsource their processes and jobs to a distributed workforce who can perform these tasks virtually. We enable companies to harness the talent and knowhow from a global workforce to get work done. Crowdsourcing is an excellent way to break down a manual, time-consuming project into smaller, more manageable tasks to be completed by virtual workers from across the globe.

BLACK UNICORN FACTORY helps optimize efficiency by letting companies to outsource microtasks to thousand even millions of remote workers. This ensures that work gets done quickly, while freeing up companies’ time and resources. Companies get work done only when they need it so they do not need to increase their in-house workforce. Using virtual workers is also minimizes labor cost since paying virtual workers per task is more cost effective than hiring and retaining a dedicated in-house workforce.

Equity Crowdsourcing is the combination of “Sweat Equity and Crowdsourcing”. Sweat equity is a non-monetary contribution that the individuals make towards the company. Through sweat equity, you can pay for a company’s stock with your labor instead of cash. This works for many who could not otherwise afford to invest in startups. Crowdsourcing involves obtaining work, information, or opinions from a large group of people who submit their data via the Internet, social media, and smartphone apps. Crowdsourcing work allows companies to save time and money while tapping into people with different skills from all over the world. The benefits of crowdsourcing include cost savings, speed, and the ability to work with people who have skills that an in-house team may not have. A business breaks up a large project into many smaller parts and gives those segments to a crowd of workers. The workers then work as a team to complete the project.

WE ARE AN EQUITY CROWDSOURCING NETWORK

Sometimes it can seem as if the only way to acquire stock in a company is to commit some money to it. The good news for cash-strapped prospective investors is that this isn’t necessarily the case. Investing time and effort can be just as valuable. Time and effort are two of your most valuable assets and by targeting them in the right way, you can help create stock market ready tech startups and own equity in those companies without stretching yourself financially. BLACK UNICORN FACTORY is willing to help you achieve this without you without necessarily spending a penny. We are an Equity Crowdsourcing Network.

As an Equity Crowd Sourcing Company, BLACK UNICORN FACTORY is launching an Equity Crowdsourcing network App. Instead of investing money in companies on the App, you will invest your time and effort. By working online for the companies on the App, you will earn stock or equity in those companies. We are giving people an opportunity to work for equity instead of investing cash. People who lack capital can use the App to invest in Pre-IPO businesses.

With Equity Crowdsourcing, you will invest your time and effort instead of investing money. The time and effort you put in will be exchanged for equity in promising startups that may get listed on the New York Stock Exchange in future.

SWEAT EQUITY OPPORTUNITY

The Company seeks to raise between One and 20 million social media users as its base of Human Capital funding, as its capital. The BLACK UNICORN FACTORY will be catering to startup businesses and people struggling financially everywhere, indigent investors, Our service offerings are.

We offer a new game changing accelerated business development program that uses social media followers to rapidly scale any tech startups into a multi revenue based successful corporation. Therefore, there is now exist a new alternative to traditional Venture Capital and Angel Investors who turn down minority businesses 99% of the time. Instead of investing with cash capital the BLACK UNICORN FACTORY uses human capital, to build a Fan-based back tech company. Our new social media built Startups we create are capable of producing 25 streams of revenue compared to most startups that have only one or two streams of revenue and with a failure rate of less than 9% compared to the average failure rate of startups which is 90% and our social media backed Startups are disruption resistant which 99% of startups are not.

We have a new concept in Equity Crowdsourcing.  It’s a mobile app called  “Pay Me in Equity app that allows users to work for our company and earn equity for their contribution. Absolutely no money is required. Black Unicorn Factory is on a clear path to go public with it Pay Me in Equity  App which  is a platform that allows people to exchange services using equity as a form of payment.

Our mission is to raise the Financial Wellbeing of those who are struggling financially around the world and to be the nation’s best startup development program and wealth building program in the nation.

SUMMARY

BLACK UNICORN FACTORY is a newly formed California corporation. Our business plan is to find, invest in, and grow early-stage companies we believe have the ability to disrupt their marketplaces. Our goal is to turn BLACK UNICORN FACTORY ideas into disruptive successful companies.

We plan to take and hold a majority equity position in most of our portfolio companies. As a holding company-incubator, we intend to participate in the businesses of our , portfolio companies. We will provide them, as needed or appropriate, management, marketing and technical support, office space, employment human resources and payroll services, legal and accounting services, transaction advisory and investment banking services, sales guidance and support, management and advisory services, and other types of mentoring support. Unlike short-term incubator programs typically hosted by universities or sponsored by local economic development organizations, we plan to stay involved with our portfolio companies for a much longer period of time – approximately three to seven years on average. We seek highly promising opportunities and look beyond short-term financial return. We believe that our focus and ability to seek disruptive companies and winning teams, and to create a platform of portfolio companies aimed at causing BLACK UNICORN FACTORY disruption in their market, will allow us to generate an attractive rate of return for our investors. We will manage our assets so as not to become an “investment company” as that term is defined in the Investment Company Act of 1940 (the “Investment Company Act”).

THE COMPANY’S BUSINESS

Overview

BLACK UNICORN FACTORY is an Barter Exchange Business Development program and Equity crowd-sourcing network. Individuals from around the world can work virtually and remotely for various online for companies and be compensated for their sweat- equity. We are similar to crowd-sourcing networks such as “Mechanical Turk” (owned by Amazon.com), Clickworkers.com and micro.comWorkers.com. These platforms employ millions of virtual networkers or remote independent contract workers from around the world to conduct various task for equity compensation.

BLACK UNICORN FACTORY has a Subscription-Based business Model. Essentially, those who sign up to work for the various companies of their choosing will sign an online subscription contract that states they will work remotely for that particular company for a year in exchange for equity.

Crowd-sourcing has emerged on the landscape as a new platform for ideas, innovation, marketing, and financing. On our online crowd-sourcing platforms allows individuals to come together to work as a team to market goods, services, and products of various businesses and receive equity as compensation. Equity crowd-sourcing is providing work for equity access to millions of consumers all over the world.

As an Equity Crowd-sourcing Network, BLACK UNICORN FACTORY makes it easier for individuals and businesses to come together and have their products and services marketed and outsourced, while bringing a whole new paradigm to brand awareness. Jobs are distributed across multiple platforms simultaneously so the global workforce can perform these tasks virtually. We enable companies to harness the talent and know-how from a global based workforce that we have amalgamated to get work done. Crowd-sourcing is an excellent way to break down a manual, time-consuming project into smaller, more manageable tasks to be completed by virtual workers from across the globe.

BLACK UNICORN FACTORY helps optimize efficiency by letting companies outsource microtasks. This ensures that work gets done quickly, while freeing up company time and resources. Companies get the exact work done only when they need it eliminating the need increase their in-house workforce. Using virtual workers  also minimizes labor cost since paying virtual workers per task is more cost effective than hiring and retaining a dedicated in-house workforce.

Equity Crowdsourcing is the combination of “Sweat Equity and Crowd-sourcing”. Sweat equity is a non-monetary contribution that the individuals make towards the company. Through sweat equity, you can purchase a company’s stock with your labor instead of cash. Crowdsourcing involves obtaining work, information, or opinions from a large group of people who submit their data via the Internet, social media, and smartphone apps. Crowd-sourcing work allows companies to save time and money while tapping into people with different skillsets  from all over the world.

The benefits of crowdsourcing will be realized in cost savings, speed, and the ability to work with people who have skills that an in-house team may not have.

WE ARE AN EQUITY CROWDSOURCING NETWORK

It has been a long held belief that the only way to acquire stock in a company has been cash exclusive. The good news for cash-strapped prospective investors is that this isn’t necessarily the case. Investing time and effort can be just as valuable. Time and effort are two of your most valuable assets and by targeting them in the right way, you can help create a tech startups and own equity in a company without stretching yourself financially. BLACK UNICORN FACTORY is willing to help you achieve this without you without necessarily spending a penny.

FAQ:

1)How does a person earn stock or equity?

Task Based Equity Compensation: Each  share of stock being offered to subscribers comes with a preset number of online tasks that must be completed before the stock can be transferred into the subscriber’s name.  When a subscriber agrees to the terms and conditions agreement the stock is set aside and held in an escrow account.  When the subscriber completes all the task required, the stock is then taken out of escrow and transferred into the subscriber’s name.

2)How do you monitor whether the subscriber is doing the task or not?

KPI technology allows us to know if the task is being completed.

BLACK UNICORN FACTORY has developed and is launching an Equity Crowd-sourcing network App. Instead of investing money in companies on the App, you will invest your time and effort. By subscribing to work online for one year for one of the companies on the App, you will earn stock or equity in those companies. We are giving people an opportunity to work for equity instead of investing cash. Startups get the support they need and the indigent investing People who lack capital can use the App to invest in Pre-IPO companies on a clear path to the stock market on the New York American exchange. (NYSE/AMERICAN ).

BLACK UNICORN FACTORY a start-up technology Accelerator Company based in Los Angeles, is the answer for this type of investor. By creating a platform which makes it easy for the low-income earners to invest without having any money. Our business model also targets startup business owners who are financially struggling by offering them a business development program that uses social media followers to rapidly scale their startups into a valuable and profitable Tech Unicorn. For low-income earners, we offer an investing app called “The “Pay Me in Equity ” App” which allows social media users to earn equity or stock by just being a follower on the social media page of a Pre IPO Company (Initial Public Offering) who is on a clear path to the stock market.

BLACK UNICORN FACTORY is committed to building its business on professionalism, courtesy, reliability, and demonstrates its dedication while forging relationships with business partners and customers to ensure constant revenue from its services. With the intent to build a nationally recognized brand, the company will, stay present, keep a good business credit rating, keep claims to a minimum, and achieve its goals quickly and develop a strong reputation for excellence. We will ensure we hold ourselves accountable to the highest standards by meeting our clients’ needs precisely and completely whenever they come to us. We aim to share common values with our clients and we are always excited to be a reason behind their financial success.

BLACK UNICORN FACTORY is engaged in investing and growing early stage companies intent on shaking up their marketplaces. There are three key components to BLACK UNICORN FACTORY’s business plan.

•First, practice what you preach. BLACK UNICORN FACTORY is shaking up its own marketplace by offering for sale its Common Stock to all investors, not just insiders, the well-heeled, and well-connected. All investors, accredited and non-accredited, are welcome to invest in us, for a minimum investment of $1,000, as long as the aggregate purchase price paid by a non-accredited investor does not exceed 10% of the greater of the investor’s annual income or net worth (see “Process of Subscribing”).

•Second, identify companies exhibiting vision, leadership, and first-to-market position that we believe can create significant, measurable distribution in their chosen marketplaces, and then empower these companies with sufficient capital, operational benefits, mentorship, and market access so that their leadership can focus almost exclusively on creating technology, developing products, and acquiring customers.

•Third, ensure that our portfolio companies maintain their vision and have the resources, capital, and access to markets to reach our collective objectives as they accelerate their growth. This means supporting these companies by offering services beyond their core expertise. This includes creating and maintaining a proper legal structure and an appropriate accounting system, and leveraging BLACK UNICORN FACTORY’s Crowdsourcing Network of human resources, operations, management, and advisor network, all aimed at removing operational obstacles that are not technology- or growth-related. This way, when they want to make an acquisition, have a management buyout, raise additional capital, or merge with a third party, they will have clean and streamlined books, records and operations, allowing for transparent valuation and minimizing complications.

From these three components, BLACK UNICORN FACTORY expects to generate significant returns by investing in companies that match our profile early in their development, growing them, and then monetizing these assets through a recapitalization or special dividend, or when they are ready for exit.

As of the date of this Offering Circular, we are not aware that any holding-company business accelerator or incubator has raised money under Regulation A. BLACK UNICORN FACTORY expects to be the first to do so. BLACK UNICORN FACTORY also expects to be among the first Regulation A companies to use advanced SaaS to maintain an electronic share register. Further, we are committed to having regular communications with our shareholders. Technology permitting, we hope to allow shareholders to exchange holdings among themselves or with third parties through an alternative trading system (“ATS”) that our vendor has under development, although no assurance can be provided we will ever be able to accomplish this.

Lastly, as a core tenet of our business model, we have adopted a Values Statement holding us to advancing diversity and inclusion. We will seek to become a “Certified B Corporation,” balancing purpose and profit, considering the impact of our decisions on our employees, customers, suppliers, community, and the environment, and becoming part of a community of leaders that uses business as a force for good.

About Our Business Model

Our goal is to turn BLACK UNICORN FACTORY ideas into disruptive successful companies.

To do that, BLACK UNICORN FACTORY will make available to every company in the portfolio a suite of services and benefits that will allow the portfolio company’s management to focus on creating technology, building products and services, and acquiring customers at scale. This will be facilitated in a highly diverse environment that offers patient and enthusiastic capital, deep operational and corporate finance mentoring, and an expansive network of advising and door-opening professionals in areas key to the success of any early stage companies. We seek to guide, nurture, and collaborate with highly motivated management teams and disruptive entrepreneurs. We expect all BLACK UNICORN FACTORY entrepreneurs to bring deep domain experience to the table, to understand their market opportunity and to have developed a business model that targets high growth and high profit.

Business “incubators” or “accelerators” are generally formed to provide support and resources to early stage businesses and create a network of such businesses that “cross-pollinate” by readily sharing ideas and business initiatives and entering into commercial relationships. Business incubators focus on recapitalizing using fund returns and usually raise funds less often and take smaller equity positions than business accelerators. Business accelerators, on the other hand, raise funds more frequently, take bigger equity positions, and wait for value accrual from their investments over time. By contrast, we are pioneering a holding company-incubator business model in that we will typically acquire and hold a controlling stake in the portfolio company and provide it with a support structure that greatly enhances its chance to succeed. This support will entice a set of entrepreneurs who are seeking partners with our expertise so that they can be highly focused on their unique core skills.

As a incubator, we will participate in the business of our portfolio companies by engaging in business through them. We will provide them, as needed or appropriate, management, marketing and technical support, office space, employment human resources and payroll services, legal and accounting services, transaction advisory and investment banking services, sales guidance and support, management and advisory services, and other types of mentoring support. Unlike short-term incubator programs typically hosted by universities or sponsored by local economic development organizations, we plan to stay involved with our portfolio companies for a much longer period of time – approximately three to seven years on average. We seek highly promising opportunities and look beyond short-term financial return. We believe that our focus and ability to seek disruptive companies and winning teams, and to create a platform of portfolio companies aimed at causing BLACK UNICORN FACTORY disruption in their market, will allow us to generate an attractive rate of return for our investors.

We plan to take and hold a majority equity position in most of our portfolio companies. Holding a majority of these companies’ voting equity means that they will become our operating portfolio companies and we will have the right to vote for and control the election of a majority of their board of directors (or managers in the case of a limited liability company). Once invested, we plan to act as their business incubator by conferring upon them a suite of “blue-chip” benefits aimed at enhancing their likelihood of success. For those companies that we will invest in and hold a less-than-controlling equity position due to valuation or other reasons, we will offer them access to the same value-added services. They will join our platform of portfolio companies but will not be a portfolio of ours. In order not to be deemed an “investment company” under the Investment Company Act and to stay outside the purview of the Investment Company Act which can impose extensive operational, governance and other limits on us, we will implement robust internal procedures to track valuations of our operating portfolio companies on an ongoing basis to ensure that they will always represent at least 60% of our total assets on an unconsolidated basis (excluding cash and government securities).

Market Opportunity

Three out of five start-up companies in the U.S. struggle to “stay active beyond 3 years” and the likelihood of success to exit increases from approximately 3% at seed stage financing to 26% at a late stage Series F round of financing. We believe that start-up companies’ risk of failure starts to drop after the third year of operation, and, generally speaking, their likelihood of success tends to increase as they mature and receive outside funding, guidance, and mentorship from angel investors, institutional investors, or other external capital providers.

We plan to target companies that have demonstrated the viability of their businesses by having delivered at least one product to the market, attained a customer, or shown significant progress toward product development or customer acquisition. Having cleared one of these significant hurdles in the business cycle, certain completion and success risks will have been ameliorated. We believe the capital, value-added services, guidance, mentorship, and expansive networks that we will be able to offer to these companies will provide them important guardrails for the future, allow experienced managers to keep them focused on their core capabilities without stifling their creativity or ability to shake up markets or product sets.

The COVID-19 pandemic and concurrent economic slowdown are causing shifts in every area of society. We expect a huge increase in creativity and in re-thinking how business is done and how people navigate their daily lives. We are poised to foster some of the growth and change that is anticipated. We believe there are many industries, niches, and processes ripe for disruption. Here are just a few examples:

•mobile banking targeted at unbanked populations;

•educational digital testing and student performance optimization;

•brand engagement through online gaming and cellular network utilization;

•trusted proprietary platform for managing corporate shareholders and share transfers; and

•short-form video content platform for social media entertainment marketing.

Our Strategy

We believe the winning strategy is to partner with highly motivated management teams and disruptive entrepreneurs. Success of our business model is premised on the following:

•Portfolio Company Selection – Investing in companies with a developed technology, service or product, at least one customer, and two to three years of business activities enhances the likelihood of success. We believe start-up companies face the highest risks of failure during the first two to three years of its operating history, and that inability to attract customers is often a primary reason for failure. We plan to invest primarily in companies that have at least two to three years of business activities, a developed product or service, and at least one customer. Our strategy is to time our investment to provide traction, and not resuscitation for these companies.

•Realistic Time Horizons – Our value proposition is compelling when compared to that found in typical incubator programs. Unlike typical business incubators and accelerators, we plan to provide patient capital and stay invested in our portfolio companies for a much longer period of time. We are more focused on helping BLACK UNICORN FACTORY ideas grow into disruptive successful companies than short-term financial returns.

•Nurturing and Advising – Our collaborative and consensus-seeking approach is much preferred to the protective provisions typically required by venture capital firms. We believe in collaboration with winning management teams, and that includes achieving consensus with our portfolio companies on all major corporate decisions. A typical venture capital investment requires certain protective provisions in the portfolio company’s governing documents. These provisions generally require the venture capital firm’s approval for all major corporate events such as sale of the company, additional financings, mergers and acquisitions, material employment agreements, material joint ventures, and other relationships, regardless of the size of the firm’s equity stake in the portfolio company. We, on the other hand, even in the case where we hold a majority equity position, believe that all such major corporate events should require approval of a super-majority of the Board of the Directors (or managers in the case of limited liability companies) and the outstanding shares of our portfolio companies.

•Mitigating Risks for Failure – The suite of value-added services we offer to our portfolio companies will enhance their likelihood of success. For our operating portfolio companies, we will wrap them with our support and services (see “Business - Our Strengths and Competitive Advantages”) that will increase their competitive advantages. For our other portfolio companies that are not our portfolio companies, we will offer them access to the same support and services, and if accepted, we believe these benefits will not only mitigate their risks for failure but enhance their likelihood of success.

•Recognizing High Probabilities of Scale – Our platform of portfolio companies in the digital space will allow us to achieve economies of scale. We plan to invest in 10 to 15 early stage companies and will benefit from economies of scale. For instance, we will be in a much better position to negotiate on behalf of our portfolio companies with third-party human resources benefits providers. We expect to be able to purchase higher-quality and more comprehensive human resources benefits for employees of our portfolio companies than these companies can on an individual basis.

•Multiple Bottom Lines – We offer attributes that will increase likelihood of long-term and outsized success. Because there is no agreed, strict definition of an ESG (environmental, social and corporate governance) investing, we cannot claim strict adherence to a set of ESG principles. But we do believe in socially responsible investing, and we seek to put ESG principles into practice. We seek companies doing good work and whose business at a minimum is not causing harm to the environment, society, or the industry. BLACK UNICORN FACTORY change can appear to shake up an industry but we see that as a positive change. Further, we seek founders and entrepreneurs who understand that diversity of thought breeds success which is best achieved with a diverse workforce. Pay levels, ethical treatment of the entire value chain, and transparency are additional attributes that we offer and value. We believe that these values increase the likelihood of long-term and outsized success.

While we plan to hold minority equity positions in some of our portfolio companies, this will not be the focus of our efforts, and at no time will we invest in, hold or own such “investment securities” representing more than 40% of our total assets on an unconsolidated basis, excluding cash and government securities. This will ensure that we will not be deemed an “investment company” under the Investment Company Act. To ensure strict compliance with this asset test so as not to trigger the Investment Company Act, we plan to develop and implement robust internal procedures to track valuations of our operating portfolio companies on an ongoing basis. (See “Business – Investment Company Act Considerations.”)

We are a holding company and will be internally managed and engaged primarily in operating businesses through our portfolio companies. Our success and compensation will primarily depend on, and be associated with, the success of such business operations. We are not engaged in the business of, nor will we ever be compensated for, rendering investment advice. Therefore, neither we nor our management will be deemed an “investment adviser” subject to registration under the Investment Advisers Act of 1940 or the Blue Sky laws.

Our Strengths and Competitive Advantages

We believe our competitive strengths lie in the “blue-chip” benefits we confer and make available to all our portfolio companies. We believe that these benefits will greatly enhance their likelihood of success. Some of these benefits include:

•Enthusiastic, supportive, and patient capital – Unlike other capital providers who may be more focused on short term financial returns, we plan to provide enthusiastic, supportive, and patient capital. Through mentorship, we will also coach management on how to raise subsequent rounds of financing for their own organic growth, growth through acquisitions, management buyouts, or other material events.

•Operational support, if needed – Many of our principals and advisors are serial entrepreneurs and veterans in technology, information design and infrastructure, banking, corporate finance, and business incubator business. If needed, we will provide a wide range of operational support that may include management, marketing and technical support, office space, employment human resources and payroll services, legal and accounting services, transaction advisory and investment banking services, sales guidance and support, management and advisory services, and other types of mentoring support, including access to governmental lobbying where needed and diversity training and management. We believe the winning formula is to remove some of the operational challenges common to early stage companies that may distract management from growing the business.

•Mentorship – We promote idea exchange, coaching and collaboration. We plan to be active participants in all material aspects of our operating portfolio companies’ business. We believe that each of our portfolio companies has a unique business or market advantage and we plan to nurture that advantage and coach management on how to best leverage this advantage. Wherever possible, we also plan to encourage our portfolio companies to collaborate for mutual benefits.

•Network of professionals – Our network stems from long-term relationships. This includes clients and senior managers across industries and disciplines, influencers, business developers, product designers and developers, and board members. We plan to customize our deployment of our deep and extensive networks to each portfolio company, and help them open doors and opportunities to sales and partnerships.

Investment Company Act Considerations: NOT

We intend to continue to conduct our operations so that neither we, nor any of our portfolio companies, is required to register as investment companies under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% asset test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned portfolio companies that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We will monitor our compliance with the 40% asset test and the holdings of our portfolio companies to ensure that each of our portfolio companies is in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act. The securities issued by any wholly-owned or majority-owned , that are excluded from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We believe that neither we nor certain of our portfolio companies will be considered investment companies for purposes of Section 3(a)(1)(A) of the Investment Company Act because we and they will not engage primarily or hold themselves out as being primarily engaged in the business of investing, reinvesting or trading in securities. Rather, we and such portfolio companies will be primarily engaged in non-investment company businesses. Consequently, we and our portfolio companies expect to be able to conduct our operations such that none will be required to register as an investment company under the Investment Company Act.

The Investment Company Act defines a majority-owned , of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned , of such person. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned portfolio companies. The determination of whether an entity is a majority-owned , of our Company is made by us. We also treat portfolio companies of which we or our wholly-owned or majority-owned , is the manager (in a manager-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned , is required for all major decisions affecting the portfolio companies (referred to herein as “Controlled Portfolio companies”), as majority-owned portfolio companies even though none of the interests issued by such Controlled Portfolio companies meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Portfolio companies are the functional equivalent of voting securities. We have not asked the SEC staff for concurrence of our analysis and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned portfolio companies, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. See “Risk Factors— If we are deemed an ‘investment company’ under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted.”

Employees

We currently have five full time employees. A fourth employee will start part-time January 1, 2021.

Competition

Our ability to produce revenues will rely on several factors including and not limited to identifying winning management teams and disruptive entrepreneurs. We will compete with angel investor groups, traditional business incubators, business accelerators and venture capital firms many of whom may have a lot more capital and other resources than we do.

Intellectual Property

We have several patents or trademarks.

Legal Proceedings

We are not involved in any litigation, and our management is not aware of any pending or threatened legal actions relating to intellectual property, conduct of our business activities, or otherwise.

The Company’s Property

We do not own any real estate, our office space. We maintain a executive office in a 21 story building located new Los Angeles LAX Airport indicated on the cover page of this Offering Memorandum.

Our objective is to invest in small tech companies. Investing $1 to $3 million. Then expand further as new technology develops to make the process more efficient.

Competition

In the USA, the startup market is a fragmented market, with numerous players holding insignificant share to affect the market dynamics individually. Silicon Valley accounts for the vast majority of tech startups production. While projects exist outside of Silicon Valley, very few are in actual come to Fruition or production. Further, given the timeline for current exploration projects to come into production, if at all, it is likely that Silicon Valley will be able to dominate the market for Business Development Accelerator elements into the future. This gives the Chinese a competitive advantage in controlling the supply of Business Development Accelerator elements and engaging in competitive price reductions to discourage competition.

Any increase in the amount of startups from other nations, and increased competition, may result in price reductions, reduced margins and loss of potential market share, any of which could materially adversely affect our profitability. As a result of these factors, we believe that Crowd Cohesion will be able to compete effectively against current and future competitors.

reducing American dependence on China.” We plan to seek any government backing we can get in order to build our own Crowdsourcing Network , however, the other companies who have already entered or planning to enter the , processing business have more resources and capital than we have and this may affect our ability to compete in the market effectively.

Seasonality

We do not expect any seasonality in our business.

Litigation

The Company has no current, pending or threatened legal proceedings or administrative actions either by or against the Company issuer that could have a material effect on the issuer's business, financial condition, or operations and any current, past or pending trading suspensions.

DESCRIPTION OF PROPERTY

Facilities

The Company’s office space for its principal corporate office located at 5777 West Century Blvd, suite 1110-106 Los Angeles, CA. 90045 is provided by Chief Executive Officer at no charge.

Employees

As of December 31, we had five employees.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

______

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking opinions reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking opinions due to a number of factors, including those discussed in the sections entitled "Risk Factors", "Cautionary Statement regarding Forward-Looking Opinions" and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Management’s Discussion and Analysis

We were incorporated on July 7th 2020, in the State of California. Our fiscal year end is December 31.

We had no revenues from operations and had set up expenses so far, that were paid from the cash contributions of the founders, and we cannot begin any operations until we raise enough funds through this offering to begin the process of building a Business Development Accelerator (,).

Plan of Operation for the Next Twelve Months

The Company believes that the proceeds of this Offering will satisfy its cash requirements for the next twelve months and to proceed to begin building a Business Crowdsourcing Network . In the event we do not raise any funds from this offering we have enough funds to carry on with our efforts to raise funds for the next twelve months due to our low overhead operation.

Cost of revenue. The Company expects that the cost of revenue will consist primarily of our cost of operating the Crowdsourcing Network and the cost of purchasing of inventory we plan to process and sell including labor and the marketing cost.

Research and development. We do not have any research and development expenses at the present time and do not anticipate any until we raise enough funds to hire such staff as most of the current research work are being done by the Company staff at no cost.

Marketing and sales. The Company will make substantial marketing and sales expenses related to the products we plan to sell.

General and administrative. We believe our general and administrative expenses consist of legal fees, accounting fees and consulting fees to be minimal at the current time but anticipate them to increase when we begin our production.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's significant estimates and assumptions include the fair value of the Company's common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company's deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company's management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Relaxed Ongoing Reporting Requirements

Upon the completion of this Offering, we expect to elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an "emerging growth company" (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an "emerging growth company", we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not "emerging growth companies", including but not limited to:

•not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an "emerging growth company" for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any May 31 before that time, we would cease to be an "emerging growth company" as of the following May 31.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 1 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for "emerging growth companies" under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer's fiscal year, and semiannual reports are due in 90 calendar days after the end of the first six months of the issuer's fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not "emerging growth companies", and our stockholders could receive less information than they might expect to receive from more mature public companies.

BLACK UNICORN FACTORY

Summary

BLACK UNICORN FACTORY Inc is a new company set up to build a Business Development Accelerator to assist Startups and process them to the point of becoming public market ready businesses.

History

The Company was incorporated on July 7th, 2020 in the State of California and after raising initial funds from founding shareholders we began this offering.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following individuals serve as our executive officers and members of our board of directors:

I. Johnny Stewart, age 58, Chief Executive Officer, Chairman of the Board of Directors

Mr. Stewart has served as our Chief Executive Officer and member of our board of directors since inception. Mr. Stewart had been an entrepreneur since he was 14-years old and has been involved in various start-up ventures in many parts of the world, including Asia, Middle East, Europe and the U.S., in a variety of industries including communications, construction, and entertainment in addition to forming various global joint. Mr. Stewart has been involved in the capital markets, financing, private equity, venture capital and real estate over the past 30 years. Since 2002, he has been the Managing Director of Barter Ventures where he managed numerous transactions, capital structures and projects ranging from advisory, portfolio structures and private equity funding.  Mr. Stewart was also Manager of Information Manager at several startups where he was involved in a series of strategic corporate and technology acquisitions. Mr. Stewart was also responsible for the development of a new startup technologies Mr. Stewart is immersed in social justice for people of color.  Mr. Stewart devotes approximately 90 % of his time to our business and affairs on a volunteer basis.

Jeremy Edwards, age 28, member of the Board of Directors, Vice President

Mr. Edwards brings a unique mix of experience as a economic justice leader, lobbyist, and hi-tech entrepreneur. Mr. Edwards has served as a director of our Company since inception. Mr. Edwards has over 3 years of sales, management, and marketing experience with a top Black Companies. Due to Covid 19 situation the business plan could not be executed.  From December 2020 to January 2021, Mr. Edwards served as the President and a member of the Board of Directors on a volunteer basis.

Glenn Byfield, age 55, Member of the Board of Directors

Glenn Byfield is our Chief Financial Officer and Treasurer. Since May 2020, Glenn Byfield has served as President., helping to develop the business model and business plan for the start-up IP incubator. From 2012 to 2020, served as the Responsible Officer and Manger of HR Block, and was responsible for all financial and operational functions for the company through its bankruptcy and post-restructuring. Glenn Byfield served in various roles, culminating in President and Chief Financial Officer of various startups .Works with BLACK UNICORN FACTORY currently on a volunteer basis.

Dr. Adriane Davis, Senior Vice President

Dr. Adriane Davis is our Senior Vice President and Board Secretary. Since 2020, In addition to over 25 years of public and private industry experience and strong background in program development, funding and creating partnerships, Davis is on the board of directors for the New Ways to Work organization, co-chairs the enrollment management taskforce for Linked Learning Alliance, and is an advisory council member for PBS SoCal. She also serves as an international mentor to the City of Bangkok in Thailand for Navamindradhiraj University and as a curriculum and program development advisor for the Urban Community College of Bangkok. Davis is also a product of the community college system, having obtained her associate in science in business administration at Long Beach City College before transferring to California State University, Long Beach, where she graduated with a bachelor of science in business administration. She also holds a master’s of business administration in business administration and marketing from the University of Phoenix and a doctorate of education in higher education organizational leadership from California State University, Long Beach.  Works with BLACK UNICORN FACTORY  currently on a volunteer basis.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

From July 7, 2020 to the date of this Offering, the Company has not paid its executive officers or directors any compensation, although the Company has accrued $125,000 with respect to the employment agreements with its executive officers. We currently do not offer any director compensation.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
John Stewart	Chief Executive Officer	$0	$0	$0
Dr. Jeremy Edwards	President	$0	$0	$0
Glenn Byfield	Chief Financial Officer	$0	$0	$0
Dr. Adriane Davis	Senior Vice President	$0	$0	$0

Employment Agreements

On August 25, 2020, the Company entered into employment agreements with Dr. Davis and Dr. Jeremy Edwards. Effective July 7, 2020, providing each an annual base salary of $250,000. On August 28, 2020, the Company entered into an employment agreement with John Stewart, with an anticipated effective date of January 1, 2021, providing John Stewart an annual base salary of $125,000. Between now and the effective date of his employment agreement, John Stewart has been acting as the Senior Vice President of the Company on a part-time basis by virtue of an engagement.

The term of each of these four employment agreements with our co-founders is five years, automatically renewable for additional successive three-year terms. Under the terms of the agreements, each of these executive officers is entitled to (i) a signing bonus equal to his/her annual base salary if we raise an aggregate of $5 million or more through sale of our equity securities; (ii) a retention bonus of not less than 30% of his/her annual base salary in the event that his/her term of employment is renewed; and (iii) an annual bonus ranging between 50% to 200% of his/her annual base salary based on annual performance of the Company.

If we raise an aggregate of $5 million or more through sale of equity securities, it is expected that we will pay the following signing bonus to our executive officers.

Name	Total compensation ($)
John Stewart	$250,000
Dr. Jeremy Edwards	$250,000
Glenn Byfield	$125,000
Dr. Adriane Davis	$250,000

(1)Assuming that Mr. Stewart employment agreement is effective at the time when the Company has raised an aggregate of $5 million or more through sale of equity securities.

Indemnification of Officers and Directors

Our Bylaws provide that the Company shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her acting as a director, officer or legal representative of the Company, or serving at the request of the Company as a director, officer, employee or agent of another corporation or entity, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of the date of this Offering Memorandum, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock.

Name and Address of Beneficial Owner	Amount	Percentage (5)
John Stewart	70,000,000	70%
Dr. Jeremy Edwards	10,000,000	10%
Glenn Byfield	10,000,000	10%
Dr. Adriane Davis	10,000,000	10%
All executive officers and directors as a group	100,000,000	100.0%

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•will not be required to obtain a non-binding advisory vote from our securityholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

 Board Leadership Structure and Risk Oversight

The Board of Directors oversees the Company’s business, evaluating the risks associated with our business strategy and decisions. The Board implements its risk oversight function as a whole. The Board of Directors may determine to create committees, for audit, compensation, or other purposes, as the Company grows, but ultimate responsibility for the strategy and direction of the Company shall remain with the Board for the foreseeable future. Further, as our securities are not listed on a national securities exchange, we are not subject to requirements concerning independent directors or the establishment of any particular committees.

Term of Office

Under its bylaws, the Company’s single initial board member may serve in that capacity unless removed for cause. To date, two additional directors have been added to the Board. The executive officers are appointed by the Board of Directors, subject to removal by the Board of Directors.

Family Relationships

There are no family relationships among any of our executive officers or directors.

During the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last the fiscal years.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Stock Options

The Company has no stock option plan

Indemnification Agreements

We have entered into indemnification agreement s with each of our directors, executive officers and other key employees. The indemnification agreement s and our amended and restated By-Laws will require us to indemnify our directors to the fullest extent permitted by California law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Securities Act), may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The California Business Corporation Act permits, but does not require, corporations to indemnify a director, officer or control person of the corporation for any liability asserted against her and liability and expenses incurred by her in her capacity as a director, officer, employee or agent, or arising out of her status as such, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, unless the articles of incorporation provide otherwise, whether or not the corporation has provided for indemnification in its articles of incorporation. Our articles of incorporation have no separate provision for indemnification of directors, officers, or control persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

The following are all issuances of securities by the Company since its formation in July 7th, 2020 which were not registered under the Securities Act. In each of these issuances the recipient represented that he or she was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except

In compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption there from. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

The shares of our common stock were issued pursuant to an exemption from registration in Section 4(a)(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(a)(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(a)(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had necessary investment intent as required by Section 4(a)(2) since they agreement to receive share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” All shareholders are “sophisticated investors” and are family members, friends or business acquaintances of our officers and directors. Based on an analysis of the above factors, we believe we have met the requirements to qualify for exemption under section 4(a)(2) of the Securities Act of 1933 for this transaction.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Employment Agreement s

We have no employment agreement with any officers.

Legal/Disciplinary History

None of BLACK UNICORN FACTORY  Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding involving securities.

None of BLACK UNICORN FACTORY Officers or Directors have been the subject of any entry of an order, judgment, or agreement, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities activities;

None of BLACK UNICORN FACTORY’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of BLACK UNICORN FACTORY Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of five persons. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

DESCRIPTION OF SECURITIES

General

We are authorized to issue an aggregate number of 500,000,000 shares of capital stock, of which (i) 100,000,000 shares are Common Stock, at no par value per share; (ii) 50,000,000 shares are - common stock, at no par value per share; and (iii) 50,000,000 shares of preferred stock, at no par value per share.

Common Stock

We are authorized to issue 100,000,000 shares of Common Stock. As of December 31, 2020, 100,000,000 shares of the Common Stock are issued and outstanding.

Each share of Common Stock shall have one (1) vote per share for all purposes. Our common stock does not provide a redemptive or conversion right and there are no redemption or sinking fund provisions or rights. Holders of our Common Stock are not entitled to cumulative voting for election of the Company’s board of directors.

The holders of our Common Stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.

Common Stock

We are authorized to issue 200,000,000 shares of - common stock. As of December 31, 2020, 11,000,000 shares of - common stock are issued and outstanding.

Each share of - common stock shall entitle the holder to ten (10) votes for each one vote per share of the Common Stock, and with respect to that vote, shall be entitled to notice of any stockholders’ meeting in accordance with the Company’s bylaws, and shall be entitled to vote, together as a single class with the holders of Common Stock with respect to any question or matter upon which the holders of Common Stock have the right to vote. - common stock shall also entitle a holder to vote as a separate class as set forth in the Company’s bylaws.

The holders of our - common stock are entitled to dividends out of funds legally available when and as declared by our board of directors at the same rate per share as the Common Stock. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.

Each share of - common stock is convertible into one (1) share of Common Stock, subject to adjustment, at any time at the option of the holder.

All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. So long as any shares of - common stock are outstanding, we have age not to take the following actions without the prior written consent of the holders of at least a majority of the voting power of the then outstanding common stock:

•sell, convey or otherwise dispose of or encumber all or substantially all of our assets, or merger with or consolidate with another corporation, other than our wholly owned ,, or effect any transaction or series of transactions in which more than 50% of the voting power of our company is transferred or disposed of;

•alter or change any of the rights of the common stock or increase or decrease the number of shares authorized.

•authorize or obligate our company to authorize any other equity security or security which is convertible or exercisable into an equity security of our company which has rights, preferences or privileges which are superior to, on a parity with or similar to the common stock.

•redeem or repurchase any of our securities;

•amend our articles of incorporation; or

•change the authorized number of our board of directors.

Preferred Stock

We are authorized to issue up to 400,000,000 shares of preferred stock, at no par value per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to other existing classes of capital stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control. Currently, no shares of our preferred stock have been designated any rights and we have no shares of preferred stock issued and outstanding.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

We currently do not have a transfer agent.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

Current Offering

BLACK UNICORN FACTORY(“BLACK UNICORN FACTORY” “We,” or the “Company”) is offering up to 20,000,000 total of Securities, consisting of no par value Common Stock (the “Common Stock” or collectively the “Securities”).

LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by Prepaid Legal Services, P.A.

EXPERTS

The consolidated financial statements of the Company appearing elsewhere in this Offering Circular have been prepared by management and have not been reviewed by an independent accountant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room, 100 Fort, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

INTERNALLY PREPARED FINANCIAL STATEMENTS

BLACK UNICORN FACTORY INC

BLACK UNICORN FACTORY INC

BALANCE SHEET

AS ON DECEMBER 31, 2022

	12-31-2022	12-31-2021	12-31-2020
	USD	USD	USD
ASSETS
Current Assets
Cash and Cash Equivalent	4,903,540	4,963,179	4,135,982
Trade and Other Receivable	3,437,917	4,019,925	3,325,000
Inventory	4,459	4,459	3,685
Total Current Assts	8,345,916	8,987,563	7,464,667
Non Current Assets
Property Plant and Equipment	12,439	16,931	8,521
Investment	647,787,089	647,787,089	225,000,000
Notes Receivable	169,521	302,521	252,101
Total Non Current Assets	647,969,049	3,106,541	225,260,622
TOTAL ASSETS	656,314,965	657,094,104	232,725,289

LIABILITIES AND EQUITY
LIABILITIES
Accounts Payable	55,888	18,720	15,600
Notes Payable	3,932	3,932	3,252
Other Liabilities	26,551	946,666	782,369
Total Liabilities	86,371	969,318	801,221
Equity
Shareholders' Equity	648,430,538	648,430,538	228,430,538
Retained Earning	7,798,056	7,694,248	3,493,530
Total Shareholders Equity	656,228,594	656,124,786	231,924,068
TOTAL LIABILITIES AND EQUITY	656,314,965	657,094,104	232,725,289

BLACK UNICORN FACTORY INC

INCOME STATEMENT

FOR THE PERIOD ENDING DECEMBER 31, 2022

	12-31-2022	12-31-2021	12-31-2020
	USD	USD	USD
Revenue net	324,333	5,659,135	4,712,105
Less: Operating Expenses
Materials	12,085	30,973	25,811
Salaries and Wages	125,427	385,560	324,000
Employee Benefits and Taxes	15,793	95,042	79,881
Rent	4,406	10,116	8,430
Utilities	1,914	2,904	2,400
Outside Services	2,453	10,637	8,924
Travel	5,314	2,630	2,225
Administration	14,790	5,444	4,525
Depreciation	4,492	3,743	3,122
Interest	436	648	324
Research and Development	31,016	47,428	39,523
Total Expenses	218,125	595,125	499,165
Tax Considerations
Profit Before Income Tax	106,208	5,064,010	4,212,940

Income Tax	2,400	863,292	719,410
PROFIT (LOSS) AFTER TAXES	103,808	4,200,718	3,493,530

BLACK UNICORN FACTORY INC

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE PERIOD ENDING DECEMBER 31, 2022

Particulars	Shareholders' Equity	General Reserve	Total

Balance as at Jan 1, 2020	3,430,538	-	3,430,538
Barter/Trade Dollars	225,000,000		225,000,000
Net Profit / (Loss) for the year	-	3,493,530	3,493,530
Addition / (Withdrawals) during the year			-
Balance as at December 31, 2020	228,430,538	3,493,530	231,924,068
Stock Trade/Swap	420,000,000		420,000,000
Net Profit / (Loss) for the year	-	4,200,718	4,200,718
Addition / (Withdrawals) during the year			-
Balance as at December 31, 2021	648,430,538	7,694,248	656,124,786
Net Profit / (Loss) for the year	-	103,808	103,808
Addition / (Withdrawals) during the year			-

Balance as at December 31, 2022	648,430,538	7,798,056	656,228,594

BLACK UNICORN FACTORY INC

CASH FLOW STATEMENT

FOR THE PERIOD ENDING DECEMBER 31, 2022

	12-31-2022	12-31-2021	12-31-2020
	USD	USD	USD
CASH FLOW FROM OPERATING ACTIVITIES
Profit Before Tax	106,208	5,064,010	4,212,940
Adjustment for:
Depreciation	4,492	3,743	3,122
Research and Development	0
Finance Cost	436	648	324
	4,928	4,391	3,446
Cash Flow From Operating Activities Before
Working Capital Changes	111,136	5,068,401	4,216,386
(INCREASE) / DECREASE IN CURRENT ASSETS
Trade and Other Receivable	582,008	(694,925)	(3,325,000)
Inventory	0	(774)	(3,685)
INCREASE / (DECREASE) IN CURRENT LIABILITIES
Total Liabilities	(882,947)	168,097	801,221
	(300,939)	(527,602)	(2,527,464)
Cash Generated From Operations	(189,803)	4,540,799	1,688,922
Less: Finance Cost Paid	436	648	324
Tax Paid	2,400	863,292	719,410
	2,836	863,940	719,734
Net Cash Flow From Operating Activities	(192,639)	3,676,859	969,188
CASH FLOW FROM INVESTING ACTIVITIES
Fixed Capital Expenditure	-	(12,153)	(11,643)
Investment	0	(2,787,089)	-
Notes Receivable	133,000	(50,420)	(252,101)
Net Cash Flow From Investing Activities	137492	(2,849,662)	(263,744)
CASH FLOW FROM FINANCING ACTIVITIES
Share Capital	-	-	3,430,538
Net Cash Flow from Financing Activities	-	-	3,430,538
NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	(59,639)	827,197	4,135,982
Cash and Cash Equivalents at the beginning of the year	4,963,179	4,135,982	-
Cash and Cash Equivalents at the end of the year	4,904,540	4,963,179	4,135,982

BLACK UNICORN FACTORY

Notes to Financial Statements

December 31, 2022

Internally Prepared Statements

NOTE 1 – DESCRIPTION OF BUSINESS

We incorporated our Company, BLACK UNICORN FACTORY, on July 7th, 2020 in the State of California . We began our operation with a plan to build a Business Development Accelerator to process & refine Business Startups in our Development Accelerator for various purposes.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements include the accounts of the Company for the period from July 7th, 2020 inception date to December 31, 2022. This financial statement period is not an indicative of the results to be expected for any periods in future. The financial statements have been prepared by the management of the Company in accordance with accounting principles generally accepted in the United States.

Going Concern

The financial statements has been prepared on the going concern basis which assumes the company and consolidated entity will have sufficient cash to pay its debts as and when they become payable for a period of at least 12 months from the date the financial report was authorized for issue.

The Company was set up on July 7th, 2020, and has suffered losses from operations so far and currently has $60,125 in cash in bank. We may not have any revenue until we raise funds from the current offering, build our Crowdsourcing Network and begin to sell. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. We will need to raise the funds required continuously through sale of our securities or through loans from third parties. We do not have any commitments or arrangements from any person to provide us with any additional capital. If additional financing is not available when needed, we may need to cease operations. We may not be successful in raising the capital needed to expand or develop operations. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern. The accompanying financial statements have been prepared assuming the Company will continue as a going concern; no adjustments to the financial statements have been made to account for this uncertainty.

Estimates: Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities. Actual results could vary from those estimates.

Related Party Policies: In accordance with FASB ASC 850 related parties are defined as either an executive, director or nominee, greater than 10% beneficial owner, or an immediate family member of any of the proceeding. Transactions with related parties are reviewed and approved by the directors of the Company, as per internal policies.

Income Taxes: include U.S. federal and state income taxes currently payable and deferred income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period of enactment. Deferred income tax expense represents the change during the year in the deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company plans to file its initial tax return for December 2020. Management believes that the Company’s income tax filing positions will be sustained on audit and does not anticipate any adjustments that will result in a material change. Therefore, no reserve for uncertain income tax positions has been recorded. The Company’s policy for recording interest and penalties, if any, associated with income tax examinations will be to record such items as a component of income taxes.

Stock-based Compensation: Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the stock award (generally 0 to 5 years) using the straight-line method. Stock compensation to employees is accounted for under ASC 718 and stock compensation to non-employees is accounted for under Rule 701.  2018-07.

Earnings Per Share: The Company’s basic earnings per share (EPS) amounts have been computed based on the average number of shares of common stock outstanding for the period and include the effect of any participating securities as appropriate. Diluted EPS includes the effect of the Company’s outstanding stock options, restricted stock awards, restricted stock units and performance-based stock awards if the inclusion of these items is dilutive. indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 31, 2020. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 31, 2020, and interim periods within fiscal years beginning after December 31, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.

The holders of common stock shall be entitled to one vote per share and shall be entitled to dividends as shall be declared by our Board of Directors from time to time. Each share of - common stock shall entitle the holder thereof to 10 votes for each one vote per share of common stock, and with respect to such vote, shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together as a single class with holders of common stock with respect to any question or matter upon which holders of common stock have the right to vote. - common stock shall also entitle the holders thereof to vote as a separate class as set forth herein and as required by law. Holders of - common stock shall be entitled to dividends as shall be declared by our Board of Directors from time to time at the same rate per share as the common stock. The holders of the - common stock shall have the right to convert each one of their shares to one share of common stock automatically by surrendering the shares of - common stock to us.

Cash or Other Consideration: Regulation D is a set of rules established by the United States Securities and Exchange Commission (SEC) that provides exemptions from the registration requirements of the Securities Act of 1933 for certain securities offerings. Under Regulation D, issuers are allowed to raise capital by selling securities to accredited investors without having to register those securities with the SEC. Regarding the forms of consideration that can be accepted, Regulation D allows issuers to accept cash as well as other forms of consideration, such as property or services. This means that investors can potentially invest in a company by contributing not only cash but also other assets or services, in exchange for securities.  Black Unicorn Factor accepted barter or trade dollars from Barter Ventures in its initial funding round in 2020.

A barter or trade dollar is a form of currency used in a barter exchange network, which is a system of trade where goods and services are exchanged without the use of cash. In a barter exchange network, members trade goods or services with one another, using a unit of account that is often called a "barter dollar" or "trade dollar".

IRS Tax Tip 2012-33: Four Things to Know About Bartering

https://content.govdelivery.com/accounts/USIRS/bulletins/2f4076

Organized barter exchanges: A barter exchange operates as a marketplace where members buy and sell products and services among themselves. The exchange is generally required to issue Form 1099-B, Proceeds from Broker and Barter Exchange Transactions, annually to their clients or members and to the IRS.

Barter income: Barter dollars or trade dollars are identical to real dollars for tax reporting purposes. If you conduct any direct barter, you must report the fair market value of the products or services you received on your tax return.

Tax implications of bartering: Income from bartering is taxable in the year it is performed. Bartering may result in liabilities for income tax, self-employment tax, employment tax, or excise tax. Your barter activities may result in ordinary business income, capital gains or capital losses, or you may have a nondeductible personal loss.

How to report: The rules for reporting barter transactions may vary depending on the form of bartering. Generally, you report this type of business income on Form 1040, Schedule C, or other business returns such as Form 1065, Form 1120, or Form 1120-S.

Black Unicorn Factory in 2021 conducted its second round of funding and accepted in lieu of cash the shares in other companies.  No gain was realized as a result of the swap.

Reference:

Pre-IPO companies use stock sales to build a Trade Dollar reserve.

Read:  https://barterpro.wordpress.com/?s=equity+trading+

NOTE 3   FUNDING ROUNDS

09-16-2020New$225,000,000Equity Only    Barter/Trade Dollars

05-20-2021New$420,000,000Equity Only    Stock Trade/Swap

The Company’s office space for its principal corporate office located at 5777 West Century Blvd Suite 1110-106, Los Angeles, CA. 90045.

PART III—EXHIBITS

Index to Exhibits

2B	Subscription Agreement *

2C	Legal Opinion Renee Sanders *

2D	Articles of Incorporation *.

2E	BUF Bylaws

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of California on December 31, 2022.

BLACK UNICORN FACTORY

By:	/s/ I. Johnny Stewart
Name: I. Johnny Stewart
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints I. Mr. Johnny Stewart, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstituting, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Chief Executive Officer (CEO), Chairman of
/s/ Johnny Stewart	the Board of Directors, (interim)	December 31, 2022
Johnny Stewart

/s/ Jeremey Edwards	President (interim)	December 31, 2022
Jeremey Edwards

/s/ Adriane Davis	Vice President (interim)	December 31, 2022

/s/ Glenn Byfield	Treasurer (interim)
Glenn Byfield		December 31, 2022